EXHIBIT 23


COOPERS                                 COOPERS & LYBRAND L.L.P.
&LYBRAND


                                        A PROFESSIONAL SERVICES FIRM









CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Kysor Industrial Corporation on Form S-8 (as listed below) of our reports dated May 23, 1996 on our audits of the Kysor Industrial Corporation 401(k) Plan and Kysor Industrial Corporation Savings Plan as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, which reports are included in this Annual Report on Form 11-K.

                           PLAN            SEC FILE
                       401(k) Plan         33-59420

                       Savings Plan        33-59412


/s/ Coopers & Lybrand L.L.P.


Detroit, Michigan
June 21, 1996







Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.